UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 24, 2008
OLD NATIONAL BANCORP
(Exact name of Registrant as specified in its charter)

Indiana	001-15817	35-1539838

(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		No.)
One Main Street
Evansville, Indiana 47708
(Address of Principal Executive Offices, including Zip Code)
(812) 464-1294
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On November 24, 2008, Old National Bancorp (“ONB”), the wholly-owned subsidiary of ONB, Old National Bank, and RBS Citizens, National Association (“Citizens”), entered into a Purchase and Assumption Agreement (the “Purchase Agreement”) pursuant to which Old National Bank will purchase certain assets and assume certain liabilities (the “Purchase”) of 65 branch offices of Citizens located in the state of Indiana (collectively, the “Branches”). The Branches are currently operated by Citizens under the name “Charter One”.
     Pursuant to the terms of the Purchase Agreement, Old National Bank has agreed to assume certain deposit liabilities currently estimated to be approximately $397 million, and to acquire certain commercial and SBA loans currently estimated to be approximately $15.9 million at face value, as well as cash, real property, furniture, and other fixed operating assets associated with the Branches, at an aggregate net book value currently estimated to be approximately $14.1 million. Old National Bank has also agreed to assume certain leases and agreements relating to the Branches and certain ATMs operated by Citizens in Indiana.
     The completion of the Purchase is subject to regulatory approvals required by federal bank regulatory authorities and normal and customary closing conditions. Subject to the satisfaction of such conditions, Old National Bank and Citizens expect to close the Purchase in the first quarter of 2009. Pursuant to the Purchase Agreement, Old National Bank will be offering employment to all current employees of Citizens located at the Branches.
     ONB, Old National Bank and Citizens made customary representations, warranties, and covenants in the Purchase Agreement. ONB, Old National Bank and Citizens have also agreed to indemnify each other (subject to customary limitations) with respect to the Purchase, including for breaches of representations and warranties, breaches of covenants, liabilities not retained or assumed, and conduct of the business of the Branches and operation and use of the Purchased Assets during certain time periods.
     The purchase price for the Purchased Assets will be computed as the sum of (i) the balance of the deposits at closing multiplied by 4%; (ii) the net book value of the real property as of closing; (iii) the net book value of the fixed assets as of the last day of the month prior to closing; (iv) the aggregate value of the loans assumed at closing; (v) the aggregate net book value of the ATMs on the closing date; (vi) the unpaid principal balance and accrued interest of certain advance lines and negative deposits as of closing; (vii) the aggregate amount of cash at the Branches as of closing; and (viii) $540,000.
     The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is attached as Exhibit 2.1 hereto, and is incorporated into this report by reference. A copy of the press release, dated November 25, 2008, issued by ONB to announce the execution of the Purchase Agreement, is attached hereto as Exhibit 99.1.

ITEM 7.01. REGULATION FD DISCLOSURE.
On November 25, 2008, ONB issued a press release announcing the execution of the Purchase Agreement. The press release is attached as Exhibit 99.1 and is incorporated herein by reference.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits.

Exhibit No.	Description of Exhibit

Exhibit 2.1	Purchase and Assumption Agreement dated November 24, 2008, among Old National Bancorp, Old National Bank and RBS Citizens, National Association.

Exhibit 99.1	Press Release issued by Old National Bancorp dated November 25, 2008.
* * * * * * *

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Old National Bancorp (Registrant)
Date: November 25, 2008	By:	/s/ Jeffrey L. Knight
Jeffrey L. Knight
Executive Vice President, Chief Legal Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

Exhibit 2.1	Purchase and Assumption Agreement dated November 24, 2008, among Old National Bancorp, Old National Bank and RBS Citizens, National Association.

Exhibit 99.1	Press Release issued by Old National Bancorp dated November 25, 2008.